Exhibit 99.1

News Release 22 West Washington Street Chicago Illinois 60602	Telephone: +1 312 696-6000 Facsimile: +1 312 696-6009

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2020 Financial Results

CHICAGO, October 28, 2020 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today reported third-quarter 2020 financial results.

"We are pleased with our 2020 performance thus far," said Kunal Kapoor, Morningstar's chief executive officer. "Full credit goes to my wonderful colleagues, whose incredible levels of engagement and effort continue to make a difference as we remain focused on fulfilling our mission and keeping our business and employees healthy during this challenging period. In addition, we were thrilled to welcome the Sustainalytics team to our organization. We’ve made notable progress on our integration and together continue to see ample opportunities for meeting investor needs. As the current environment sheds light on global risks such as climate change, population health, and human capital concerns, investor interest in ESG factors is rising across our business."

Third-Quarter Financial Highlights

•	Revenue increased 13.8% to $357.2 million; organic revenue[1] increased 8.0%.

•	Operating income decreased 10.7% to $44.3 million; adjusted operating income increased by 42.3%, excluding intangible amortization expense and all mergers & acquisitions (M&A)-related expenses.

•	Diluted net income per share increased 54.4% to $1.76 versus $1.14 in the prior period. The current period included a $1.18 cents per share holding gain related to Morningstar's previously held equity interest in Sustainalytics. The prior period included a $0.33 cents per share gain on a previously held equity interest. Adjusted diluted net income per share increased by 46.2% to $1.55, excluding the non-operating gains, intangible amortization expense, and all other M&A-related expenses.

•	Cash provided by operating activities decreased 11.6% to $93.4 million, primarily reflecting the timing of working capital. Free cash flow decreased by 17.3% to $70.8 million.

Year-to-Date Financial Highlights

•	Revenue increased 19.2% to $1.0 billion; organic revenue increased 8.4%.

•	Operating income remained relatively flat at $150.1 million; adjusted operating income increased by 31.9%.

1	This is the first quarter in which DBRS Morningstar's results are included in the Company's organic revenue calculation.

•	Diluted net income per share increased 18.7% to $3.43 versus $2.89 in the prior period. Adjusted diluted net income per share increased by 26.9%.

•	Cash provided by operating activities increased by 7.1% to $269.7 million. Free cash flow increased by 10.4% to $215.0 million.

Overview of Third-Quarter 2020 Financial Results

Revenue for the third quarter of 2020 increased 13.8% to $357.2 million. Organic revenue, which excludes all M&A and foreign currency effects, grew by 8.0% compared with the prior-year period.

License-based revenue grew 18.7% year over year, or 10.0% on an organic basis excluding revenue from Sustainalytics and other recent M&A in the quarter. PitchBook, Morningstar Data, and Morningstar Direct continued to be the main drivers of license-based revenue growth. An increase in users at existing clients and the addition of new clients supported PitchBook’s strong growth. Morningstar Data and Morningstar Direct also reported positive and balanced revenue contribution across geographies in the quarter.

Asset-based revenue increased 1.7% year over year, or 1.3% on an organic basis. Investment Management revenue increased by 1.7%, or 1.0% on an organic basis, due primarily to the contribution of Morningstar Funds Trust. Continued growth in managed retirement account offerings led to 1.5% growth in Workplace revenues in the quarter. Morningstar Indexes’ licensed data products benefited from rising demand for alternatives to higher-priced offerings from incumbent competitors.

Transaction-based revenue increased by 7.7% year over year, or 6.8% on an organic basis, reflecting the contribution of DBRS Morningstar. Strong Canadian corporate issuances along with a rebound in U.S. structured finance markets in the latter half of the third quarter primarily drove DBRS Morningstar’s revenue growth.

Operating expense increased 18.4% to $312.9 million in the third quarter of 2020, primarily resulting from the inclusion of Sustainalytics' purchase accounting adjustments and operating expense. For the remainder of the business, operating expense remained relatively flat as increases in compensation and benefits, production costs, and professional fees were substantially offset by lower travel and other corporate costs. Continuous focus on the development of our major software platforms, in addition to bringing new products and capabilities to market, resulted in higher capitalized software development in the quarter.

Third-quarter operating income was $44.3 million, a decrease of 10.7% compared with the prior-year period. Adjusted operating income, which excludes intangible amortization expense and all M&A-related expenses, was $91.2 million in the quarter, an increase of 42.3% compared with the prior-year period. Third-quarter operating margin was 12.4%, compared with 15.8% in the prior-year period. Adjusted operating margin was 25.6% in the third quarter of 2020, versus 20.4% in the prior-year period.

Net income in the third quarter of 2020 was $76.2 million, or $1.76 per diluted share, which included a $1.18 per share holding gain related to Morningstar's previously held equity interest in Sustainalytics. Net income in the third quarter of 2019 was $49.1 million, or $1.14 per diluted share, which included a $0.33 per share after-tax gain on the sale of another previously held equity interest. Adjusted diluted net income per share increased 46.2% to $1.55, compared with $1.06 in the prior-year period. The effective tax rate for the third quarter of 2020 was 18.2% versus 21.3% in the prior-year period.

Update on Key Product Areas

Morningstar tracks the performance of key product areas expected to provide a greater contribution to growth as part of its long-term strategy, which include Morningstar Data, DBRS Morningstar, PitchBook, Morningstar Direct, Workplace Solutions, and Morningstar Managed Portfolios. In the third quarter of 2020, organic revenue growth for these six key strategic areas was 8.3%, compared with organic revenue growth of 8.0% for Morningstar as a whole.

The highlights below summarize key operating metrics as of and for the quarter ended Sept. 30, 2020.

• Morningstar Data revenue was up 10.4% to $54.0 million, or 8.6% on an organic basis.

• DBRS Morningstar revenue increased 7.5% to $53.3 million, or 6.7% on an organic basis. Recurring annual fees from surveillance, research, and other services represented 39.7% of revenue in the third quarter.

• PitchBook revenue grew 32.6% to $51.3 million. Licenses increased 48.3% to 48,331.

• Morningstar Direct revenue was up 6.7% to $39.9 million, or 5.5% on an organic basis. Licenses increased 4.0% to 16,282.

• Assets under management and advisement for Workplace Solutions increased 15.6% to $170.3 billion as of Sept. 30, 2020.

• Assets under management and advisement in Morningstar Managed Portfolios were $26.4 billion as of Sept. 30, 2020. For the purposes of this report, assets reported within Morningstar Managed Portfolios only include contracts with variable fees. A client contract change in January 2020 impacted the year-over-year comparisons. Excluding the impact of this change, assets in Morningstar Managed Portfolios would have grown by 0.4% as of Sept. 30, 2020.

Balance Sheet and Capital Allocation

As of Sept. 30, 2020, the Company had cash, cash equivalents, and investments totaling $377.8 million and $484.9 million of long-term debt, compared with cash, cash equivalents, and investments of $367.5 million and $513.1 million of long-term debt as of Dec. 31, 2019.

On Oct. 26, 2020, the Company issued $350.0 million aggregate principal amount of 2.32% senior notes due Oct. 26, 2030 in a private placement offering. Interest will be paid semi-annually with the first interest payment date occurring on April 30, 2021. Proceeds were primarily used to pay off a portion of the Company's credit agreement and for general corporate purposes.

Cash provided by operating activities was $93.4 million in the third quarter of 2020, compared with $105.7 million in the prior-year period. Free cash flow was $70.8 million in the third quarter of 2020, compared with $85.6 million in the prior year. In the third quarter of 2020, the Company repurchased $17.6 million of its shares, paid $12.9 million in dividends, and repaid approximately $7.8 million of debt.

Comparability of Year-Over-Year Results

Certain items affected the comparability of third-quarter 2020 results versus the same period in 2019.

Third-Quarter 2020 Results

•	Third-quarter 2020 organic revenue includes DBRS Morningstar for the first time, but excludes revenue from Sustainalytics and other acquisitions.

•	Third-quarter 2020 operating expense growth includes the impact of purchase accounting for Sustainalytics, including a $27.8 million acquisition earn-out recorded in compensation expense, and $1.8 million of amortization expense related to new intangibles. These items did not have a cash impact in the quarter.

•	Third-quarter 2020 operating expense also reflects a $0.9 million decrease in stock-based compensation, primarily driven by the renewal of the PitchBook management bonus plan. The new three-year plan mirrors the incentive structure of the original plan, featuring lower target payouts in the first two years compared with the actual 2019 payout. This decreased operating income growth by 1.8 percentage points and diluted net income per share by $0.02.

•	Third-quarter 2020 results also reflect the contribution of the Morningstar Funds Trust, which records revenue as well as sub-advisory fees and waivers on a gross basis. This resulted in a $1.3 million favorable contribution to revenue and a corresponding increase in the cost of revenue, with no impact on operating income.

•	Foreign currency translation increased revenue by $2.6 million, or 0.8%, and operating expenses by $1.9 million, or 0.7%, in the third quarter of 2020. This resulted in an increase of $0.7 million in third-quarter operating income.

•	Diluted net income per share in the third quarter of 2020 includes $1.18 per share from a holding gain related to Morningstar's previously-held equity interest in Sustainalytics. In the third quarter of 2019, diluted net income per share included a $0.33 per share after-tax gain on the sale of another previously held equity interest.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties--including securities analysts, current shareholders, potential shareholders, and others--to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $215 billion in assets under advisement and management as of Sept. 30, 2020. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance, including the impacts of the current COVID-19 pandemic. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, the expected impacts of the COVID-19 pandemic on our business, financial condition, and results of operations; liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; failing to differentiate our products and continuously create innovative, proprietary research tools and financial advisor software; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit ratings operations; volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; trends in the asset management industry, including the increasing adoption of investment strategies and portfolios relying on passively managed investment vehicles and increased industry consolidation; liability relating to the collection or distribution of information and data we collect and produce or errors included therein; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended Dec. 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-646-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Sarah Wirth, +1 312-244-7358, sarah.wirth@morningstar.com

©2020 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30,				Nine months ended September 30,
(in millions, except per share amounts)	2020	2019	change		2020	2019	change
Revenue	$357.2	$313.8	13.8%		$1,009.1	$846.6	19.2%
Operating expense:
Cost of revenue	138.7	128.4	8.0%		406.8	341.0	19.3%
Sales and marketing	52.6	44.0	19.5%		150.7	129.7	16.2%
General and administrative	85.8	57.2	50.0%		197.8	142.0	39.3%
Depreciation and amortization	35.8	34.6	3.5%		103.7	84.0	23.5%
Total operating expense	312.9	264.2	18.4%		859.0	696.7	23.3%
Operating income	44.3	49.6	(10.7)%		150.1	149.9	0.1%
Operating margin	12.4%	15.8%	(3.4	)pp	14.9%	17.7%	(2.8	)pp

Non-operating income (loss), net:
Interest expense, net	(1.4)	(4.8)	(70.8)%		(6.5)	(4.8)	35.4%
Realized gains on sale of equity method investments	—	19.5	NMF		—	19.5	NMF
Holding gain on previously-held equity interest	50.9	—	NMF		50.9	—	NMF
Other income (expense), net	(1.3)	(0.8)	62.5%		(4.9)	(1.8)	172.2%
Non-operating income, net	48.2	13.9	246.8%		39.5	12.9	206.2%

Income before income taxes and equity in net income (loss) of unconsolidated entities	92.5	63.5	45.7%		189.6	162.8	16.5%
Equity in net income (loss) of unconsolidated entities	0.6	(1.1)	NMF		(0.7)	(1.9)	(63.2)%
Income tax expense	16.9	13.3	27.1%		40.6	36.5	11.2%
Consolidated net income	$76.2	$49.1	55.2%		$148.3	$124.4	19.2%

Net income per share:
Basic	$1.78	$1.15	54.8%		$3.46	$2.91	18.9%
Diluted	$1.76	$1.14	54.4%		$3.43	$2.89	18.7%
Weighted average shares outstanding:
Basic	42.9	42.8	0.2%		42.9	42.7	0.5%
Diluted	43.2	43.2	—%		43.2	43.1	0.2%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2020	2019	2020	2019
Operating activities
Consolidated net income	$76.2	$49.1	$148.3	$124.4
Adjustments to reconcile consolidated net income to net cash flows from operating activities	19.6	26.8	113.2	98.9
Changes in operating assets and liabilities, net	(2.4)	29.8	8.2	28.6
Cash provided by operating activities	93.4	105.7	269.7	251.9
Investing activities
Capital expenditures	(22.6)	(20.1)	(54.7)	(57.1)
Acquisitions, net of cash acquired	(52.3)	(673.9)	(67.8)	(673.9)
Purchases of equity method investments	2.0	(0.2)	(4.5)	(1.4)
Other, net	5.4	15.9	2.3	16.1
Cash used for investing activities	(67.5)	(678.3)	(124.7)	(716.3)
Financing activities
Common shares repurchased	(17.6)	—	(37.6)	(4.9)
Dividends paid	(12.9)	(12.0)	(38.6)	(35.9)
Repayments of long-term debt	(7.8)	(77.8)	(88.4)	(132.8)
Proceeds from long-term debt	5.0	610.0	60.0	610.0
Other, net	(0.7)	(2.7)	(20.0)	(13.1)
Cash provided by (used for) financing activities	(34.0)	517.5	(124.6)	423.3
Effect of exchange rate changes on cash and cash equivalents	5.5	(6.9)	(3.4)	(6.4)
Net increase (decrease) in cash and cash equivalents	(2.6)	(62.0)	17.0	(47.5)
Cash and cash equivalents-beginning of period	353.7	383.8	334.1	369.3
Cash and cash equivalents-end of period	$351.1	$321.8	$351.1	$321.8

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of September 30	As of December 31
(in millions)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$351.1	$334.1
Investments	26.7	33.4
Accounts receivable, net	186.9	188.5
Income tax receivable, net	7.2	6.3
Other current assets	50.7	40.9
Total current assets	622.6	603.2

Property, equipment, and capitalized software, net	150.9	154.7
Operating lease assets	152.4	144.8
Investments in unconsolidated entities	36.9	59.6
Goodwill	1,178.1	1,039.1
Intangible assets, net	382.8	333.4
Deferred tax asset, net	10.8	10.7
Other assets	28.5	25.4
Total assets	$2,563.0	$2,370.9

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$53.7	$58.9
Accrued compensation	128.2	137.5
Deferred revenue	293.2	250.1
Operating lease liabilities	38.6	35.8
Current portion of long-term debt	11.0	11.0
Contingent consideration liabilities	33.5	—
Other current liabilities	1.5	2.5
Total current liabilities	559.7	495.8

Operating lease liabilities	141.3	138.7
Accrued compensation	33.5	12.1
Deferred tax liability, net	109.3	95.0
Long-term debt	473.9	502.1
Other long-term liabilities	68.2	43.6
Total liabilities	1,385.9	1,287.3
Total equity	1,177.1	1,083.6
Total liabilities and equity	$2,563.0	$2,370.9

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended September 30,				Nine months ended September 30,
(in millions)	2020	2019	Change	Organic (1)	2020	2019	Change	Organic (1)
Revenue by type
License-based (2)	$242.9	$204.6	18.7%	10.0%	$680.0	$601.0	13.1%	10.3%
Asset-based (3)	55.4	54.5	1.7%	1.3%	164.4	155.9	5.5%	5.8%
Transaction-based (4)	58.9	54.7	7.7%	6.8%	164.7	89.7	83.6%	(2.3)%

Key product area revenue
Morningstar Data	$54.0	$48.9	10.4%	8.6%	$158.7	$146.3	8.5%	8.7%
DBRS Morningstar (5)	53.3	49.6	7.5%	6.7%	149.7	69.7	114.8%	6.7	%(6)
PitchBook	51.3	38.7	32.6%	32.6%	144.6	106.1	36.3%	36.3%
Morningstar Direct	39.9	37.4	6.7%	5.5%	116.9	110.5	5.8%	6.2%
Investment Management	30.3	29.8	1.7%	1.0%	88.1	85.3	3.3%	3.8%
Morningstar Advisor Workstation	21.8	22.2	(1.8)%	(1.7)%	64.8	66.8	(3.0)%	(2.8)%
Workplace Solutions	20.3	20.0	1.5%	1.5%	61.2	58.2	5.2%	5.2%

	As of September 30,
	2020	2019		Change
Select business metrics
Morningstar Direct licenses	16,282	15,660		4.0%
PitchBook Platform licenses	48,331	32,587		48.3%
Advisor Workstation clients (U.S.)	148	167		(11.4)%
Morningstar.com Premium Membership subscriptions (U.S.)	113,103	111,424		1.5%

	As of September 30,
Assets under management and advisement (approximate) ($bil)	2020	2019		Change
Workplace Solutions
Managed Accounts	$82.5	$65.5		26.0%
Fiduciary Services	52.4	47.5		10.3%
Custom Models	35.4	34.3		3.2%
Workplace Solutions (total)	$170.3	$147.3		15.6%
Investment Management (7)
Morningstar Managed Portfolios	$26.4	$45.9		(42.5	)%(8)
Institutional Asset Management	11.2	15.1	(9)	(25.8	)%(10)
Asset Allocation Services	6.6	7.7		(14.3)%
Investment Management (total)	$44.2	$68.7		(35.7)%

Asset value linked to Morningstar Indexes ($bil)	$65.6	$64.0		2.5%

	Three months ended September 30,				Nine months ended September 30,
	2020	2019		Change	2020	2019		Change
Average assets under management and advisement ($bil)	$209.8	$215.9	(9)	(2.8)%	$207.5	$208.8	(9)	(0.6)%

(1) Organic revenue excludes acquisitions, divestitures, adoption of new accounting standards, and the effect of foreign currency translations.

(2) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, PitchBook, Sustainalytics, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, internet advertising, and Morningstar-sponsored conferences.

(5)  For the three and nine months ended September 30, 2020, transaction-based revenue derived primarily from one-time ratings fees was 60.3% and 59.4%, respectively, while recurring revenue from surveillance, research, and other services comprised the remainder for the period.

(6) Revenue from DBRS Morningstar is excluded from the reporting of organic revenue growth through the second quarter of 2020.

(7) Revenue for Investment Management includes Morningstar Managed Portfolios, Institutional Asset Management, and Asset Allocation Services.

(8) The decline in Morningstar Managed Portfolios assets was largely attributed to a client contract change from a variable to fixed-fee arrangement. Excluding the assets from this client contract in the prior-year period, assets in Morningstar Managed Portfolios increased 0.4%. The increase in revenue for Investment Management diverged from the decline in assets under management and advisement due to the aforementioned contract change, the impact of average asset calculations on Morningstar Managed Portfolios billing, and increased assets in the Morningstar Funds Trust.

(9) Revised to reflect updated asset reporting.

(10) The decline in Institutional Asset Management assets was attributed to the non-renewal of a client contract in the third quarter of 2020.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards, and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding intangible amortization expense and all mergers and acquisitions (M&A)-related expenses (including acquisition earn-outs) (adjusted operating income),

•	consolidated operating margin, excluding intangible amortization expense and all M&A-related expenses (including acquisition earn-outs) (adjusted operating margin),

•	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including acquisition earn-outs), and non-operating gains/losses (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. In the third quarter of 2019, Morningstar Credit Ratings combined with DBRS to form DBRS Morningstar. The total contribution of DBRS Morningstar is excluded from organic revenue growth for the first six months of 2020.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended September 30,				Nine months ended September 30,
(in millions)	2020	2019	change		2020	2019	change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$357.2	$313.8	13.8%		$1,009.1	$846.6	19.2%
Less: acquisitions	(15.8)	—	NMF		(115.2)	(20.1)	473.1%
Effect of foreign currency translations	(2.6)	—	NMF		1.9	—	NMF
Organic revenue	$338.8	$313.8	8.0%		$895.8	$826.5	8.4	%(1)

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$44.3	$49.6	(10.7)%		$150.1	$149.9	0.1%
Add: intangible amortization expense	15.6	13.4	16.4%		43.3	23.1	87.4%
Add: M&A-related expenses	3.5	1.1	218.2%		10.9	2.9	275.9%
Add: acquisition earn-out (2)	27.8	—	NMF		27.8	—	NMF
Adjusted operating income	$91.2	64.1	42.3%		$232.1	$175.9	31.9%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	12.4%	15.8%	(3.4	)pp	14.9%	17.7%	(2.8	)pp
Add: intangible amortization expense	4.4%	4.3%	0.1	pp	4.3%	2.7%	1.6	pp
Add: M&A-related expenses	1.0%	0.3%	0.7	pp	1.1%	0.4%	0.7	pp
Add: acquisition earn-out (2)	7.8%	—%	7.8	pp	2.8%	—%	2.8	pp
Adjusted operating margin	25.6%	20.4%	5.2	pp	23.1%	20.8%	2.3	pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.76	$1.14	54.4%		$3.43	$2.89	18.7%
Add: intangible amortization expense	0.27	0.23	17.4%		0.74	0.40	85.0%
Add: M&A-related expenses	0.06	0.02	200.0%		0.19	0.05	280.0%
Add: acquisition earn-out (2)	0.64	—	NMF		0.64	—	NMF
Less: non-operating gains (3)	(1.18)	(0.33)	257.6%		(1.18)	(0.33)	257.6%
Adjusted diluted net income per share	$1.55	$1.06	46.2%		$3.82	$3.01	26.9%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$93.4	$105.7	(11.6)%		$269.7	$251.9	7.1%
Capital expenditures	(22.6)	(20.1)	12.4%		(54.7)	(57.1)	(4.2)%
Free cash flow	$70.8	$85.6	(17.3)%		$215.0	$194.8	10.4%

NMF - Not meaningful, pp - percentage points

(1) Organic revenue for the nine months ended September 30, 2020 excludes DBRS Morningstar for the first six months of 2020.

(2) Acquisition earn-out included in current period operating expense.

(3) Non-operating gains in the three and nine months ended September 30, 2020 relate to the $50.9 million holding gain on our previously-held equity interest in Sustainalytics. Non-operating gains in the three and nine months ended September 30, 2019 relate to the sale of an equity method investment.

Page 12 of 12